Exhibit 16.1

June 21, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 21, 2012, of Grand Canyon Education, Inc. and are in agreement with the statements contained in the second sentence of paragraph 1; paragraphs 2 and 3; and the first three sentences and the last sentence of paragraph 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP